UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2009

PartnerRe Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

001-14536	Not Applicable
(Commission File Number)	(IRS Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke, Bermuda	HM 08
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

The purpose of this Current Report on Form 8-K is to update the risk factors: (i) to reflect amendments to the bye-laws of PartnerRe Ltd. (“PartnerRe”), which were approved at its Annual General Meeting of Shareholders held on May 22, 2009; and (ii) as a result of the proposed acquisition of PARIS RE Holdings Ltd. (“Paris Re”) (described under “Transaction Description” immediately below).

Transaction Description

On July 4, 2009, PartnerRe entered into definitive agreements to effect a multi-step acquisition of all of the outstanding common shares and warrants of Paris Re, a French-listed, Swiss-domiciled diversified reinsurer. Paris Re is the parent company of a group that provides reinsurance on a worldwide basis through operating subsidiaries or branches in Switzerland, France, the United States, Singapore, Canada and Bermuda. Paris Re’s business is to provide reinsurance worldwide, both on a treaty and facultative basis, principally to primary insurers of property, casualty, marine, aviation, space, credit and surety, life, accident and health risks, as well as certain other risks, through a team of highly skilled and experienced underwriters.

Additional information on these agreements and on the contemplated acquisition is included below.

Structure of the Transactions

As a first step in the acquisition, PartnerRe will cause a wholly-owned, Swiss-domiciled subsidiary of PartnerRe formed for the purpose of the acquisition, which we refer to as the “acquisition subsidiary,” to purchase all of the Paris Re common shares and Paris Re warrants held by six private equity firms and their related investment vehicles pursuant to the terms of a purchase agreement. We refer to this purchase as the “block purchase,” the purchase agreement governing the block purchase (as amended) as the “block purchase agreement” and the shareholders selling their shares pursuant to the block purchase agreement as the “block sellers.” Under the block purchase agreement, PartnerRe will acquire approximately 57.5% of the outstanding Paris Re common shares. These shares, when added together with the approximately 6.1% of the outstanding Paris Re common shares that PartnerRe purchased from certain other Paris Re shareholders prior to the announcement of the Paris Re acquisition, whom we refer to as the “pre-announcement sellers,” and the additional 19.5% of the outstanding Paris Re common shares that PartnerRe has subsequently committed to acquire simultaneously with the closing of the block purchase from certain other Paris Re shareholders, whom we refer to as the “post-announcement sellers,” will give PartnerRe an aggregate ownership of approximately 83.1% of the outstanding Paris Re common shares following the closing of the block purchase. We refer to the purchases from the pre-announcement sellers and the post-announcement sellers as the “pre-announcement purchases” and “post-announcement purchases,” respectively. See “The Transaction Documents and Related Agreements—The Pre-Announcement Purchases” and “The Transaction Documents and Related Agreements—The Post-Announcement Purchases” below.

Following the closing of the block purchase, and subject to certain conditions, PartnerRe will cause the acquisition subsidiary to commence a voluntary public exchange offer, which we refer to as the “exchange offer,” for all remaining outstanding Paris Re common shares and Paris Re warrants. The exchange offer will be commenced pursuant to the terms of a transaction agreement dated July 4, 2009 between PartnerRe and Paris Re, which we refer to as the “transaction agreement.” If, after completion of the exchange offer, PartnerRe and its affiliates own at least 90% of the outstanding Paris Re common shares, PartnerRe will effect a compulsory merger, which we refer to as the “merger,” in accordance with Swiss law to acquire all remaining outstanding Paris Re common shares. In the merger, Paris Re will be merged into the acquisition subsidiary, with the acquisition subsidiary surviving the merger.

The transactions described above are collectively referred to herein as the “transactions,” and the block purchase agreement, the transaction agreement and the agreements governing the pre-announcement purchases and post-announcement purchases are collectively referred to herein as the “transaction documents.”

What Paris Re Shareholders Will Receive in the Transactions

In each step of the transactions (including the block purchase, the pre-announcement purchases, the post-announcement purchases, the exchange offer and the merger), PartnerRe has exchanged or will exchange 0.300 PartnerRe common shares for each Paris Re common share and 0.167 PartnerRe common shares for each Paris Re warrant. We refer to this per share and warrant consideration as the “per share consideration” and the “per warrant consideration,” respectively. The per share consideration and per warrant consideration are each subject to the tangible book value per share adjustment described below under “—Tangible Book Value Per Share Adjustment and Termination Right,” and the per share consideration is also subject to the post-block purchase closing dividend adjustment described below under “—Post-Block Purchase Closing Dividend Adjustment.”

Immediately prior to the closing of the block purchase, Paris Re intends, subject to obtaining the requisite regulatory approvals, to effect an extraordinary cash distribution by way of a capital reduction to all holders of Paris Re common shares immediately prior to the closing of the block purchase in the amount of CHF 4.17 per Paris Re common share (the Swiss franc equivalent of $3.85 as of July 7, 2009, the date on which Paris Re fixed the U.S. dollar/Swiss franc currency exchange rate to be used for the extraordinary cash distribution). We refer to this cash distribution as the “share capital repayment.”

If, however, the share capital repayment is not paid in full immediately prior to the closing of the block purchase due to, among other things, the failure of Paris Re to obtain all necessary regulatory approvals, then the remaining per share portion of the share capital repayment will be paid as follows:

•

each block seller and each post-announcement seller will receive the remaining per share portion of the share capital repayment in the form of a promissory note issued by PartnerRe at the closing of the block purchase; and

•

each other holder of Paris Re common shares that holds Paris Re common shares on the relevant record date occurring shortly prior to the settlement of the exchange offer (including PartnerRe with respect to the Paris Re common shares owned by PartnerRe and its subsidiaries at that time) will receive the remaining per share portion in the form of cash by way of a capital distribution from Paris Re immediately prior to the settlement of the exchange offer. This cash payment, however, will only be paid if the exchange offer is settled. See “—Share Capital Repayment” below.

The pre-announcement sellers will receive a payment of $3.85 for each Paris Re common share sold to PartnerRe in the pre-announcement purchases at the earlier of the closing of the block purchase and the termination of the transaction agreement (net of dividends paid or payable on the PartnerRe common shares with respect to the period after the completion of the pre-announcement purchases and prior to the earlier of the closing of the block purchase and the termination of the transaction agreement). This payment to the pre-announcement sellers will be made irrespective of whether the block purchase closes or the share capital repayment or any portion thereof is paid and is intended to compensate the pre-announcement sellers for the aggregate U.S. dollar amount that would be payable on the Paris Re common shares sold in the pre-announcement purchases had they not been sold prior to the payment of the share capital repayment. See “The Transaction Documents and Related Agreements—Pre-Announcement Purchases” below.

Tangible Book Value Per Share Adjustment and Termination Right

Tangible Book Value Per Share Adjustment. If the percentage decline in Paris Re’s or PartnerRe’s tangible book value per share during the period from March 31, 2009 to the date, which we refer to as the “measurement date,” on which all conditions to the block purchase are satisfied (other than those conditions that by their nature cannot be satisfied until or immediately prior to the closing of the block purchase) is more than 15% greater than the percentage decline, if any, in the other party’s tangible book value per share during the same period, the per share consideration and per warrant consideration will be adjusted:

•	upwards if the percentage decline in PartnerRe’s tangible book value per share from March 31, 2009 to the measurement date is greater than that of Paris Re’s; and

•	downwards if the percentage decline in Paris Re’s tangible book value per share from March 31, 2009 to the measurement date is greater than that of PartnerRe’s.

We refer to this adjustment as the “tangible book value per share adjustment.” The amount of any adjustment will be determined pursuant to a formula, which provides that for each percentage point difference in excess of 15% in the parties’ relative declines in their tangible book values per share, the per share consideration and per warrant consideration will be adjusted, upwards or downwards, as applicable, by 0.004. The tangible book value per share adjustment is capped and will not increase or decrease the per share consideration or per warrant consideration by more than 0.100, which means that the per share consideration will not exceed 0.400 or be less than 0.200 PartnerRe common shares for each Paris Re common share and the per warrant consideration will not exceed 0.267 or be less than 0.067 PartnerRe common shares for each Paris Re warrant as a result of the tangible book value per share adjustment. For purposes of calculating the differential between the parties’ tangible book values per share, any increase in a party’s tangible book value from March 31, 2009 to the measurement date will be deemed to be no change in a party’s tangible book value per share.

For further information regarding the potential effect of the tangible book value per share adjustment on the amount of PartnerRe common shares to be issued in connection with the transactions, see “Transaction Description—Ownership of PartnerRe Following the Transactions” below.

Termination Right. The transaction agreement provides that if the percentage decline in one party’s tangible book value per share during the period from March 31, 2009 to the measurement date is more than 40% greater than the percentage decline, if any, in the other party’s tangible book value per share during the same period, the other party will have the right to terminate the transaction agreement and the block purchase agreement prior to the closing of the block purchase.

Post-Block Purchase Closing Dividend Adjustment

If PartnerRe declares a cash dividend or other cash distribution on the PartnerRe common shares with a record date on or after the closing of the block purchase and prior to the settlement of the exchange offer, then the per share consideration will be adjusted upwards. We refer to this adjustment as the “post-block purchase closing dividend adjustment.” The amount of the upward adjustment to the per share consideration will be equal to (i) the U.S. dollar amount of the cash dividend or other distribution multiplied by (ii) the per share consideration (after giving effect to any prior adjustment) divided by (iii) the average closing price of the PartnerRe common shares on the New York Stock Exchange for the five trading days immediately prior to record date for such cash dividend or other distribution.

Share Capital Repayment

As described above under “—What Paris Re Shareholders Will Receive in the Transactions,” Paris Re intends, subject to obtaining the requisite regulatory approvals, to effect the share capital repayment immediately prior to the closing of the block purchase. The transaction agreement provides that if all necessary conditions precedent with respect to the share capital repayment have been satisfied prior to the closing of the block purchase, Paris Re will pay the share capital repayment immediately prior to the closing of the block purchase in accordance with a pre-agreed plan between Paris Re and PartnerRe, or such alternative method of funding the share capital repayment as to which Paris Re and PartnerRe may subsequently agree. The share capital repayment will not be paid if the block purchase does not close for any reason.

If the full amount of the share capital repayment cannot be paid immediately prior to the closing of the block purchase because all necessary conditions precedent for the payment, such as regulatory approvals, have not been satisfied, Paris Re will pay the lesser amount, if any, for which all necessary conditions precedent have been satisfied immediately prior to the closing of the block purchase in accordance with the pre-agreed plan or as otherwise agreed by the parties.

To the extent the share capital repayment is not made in full immediately prior to the closing of the block purchase, the remaining portion will be paid to the block sellers and the post-announcement sellers in the form of a promissory note at the closing of the block purchase.

In addition, if the full amount of the share capital repayment has not been paid immediately prior to the closing of the block purchase, PartnerRe has agreed to cause Paris Re to pay the remaining portion of the share capital repayment immediately prior to the settlement of the exchange offer to the holders of Paris Re common shares holding such shares on the relevant record date occurring shortly prior to the settlement of the exchange offer. If necessary to effect the payment of the share capital repayment, PartnerRe has agreed to lend sufficient funds to Paris Re Holdings France S.A., a wholly-owned subsidiary of Paris Re, to enable Paris Re to pay the share capital repayment to all holders of Paris Re common shares immediately prior to the settlement of the exchange offer. The payment of the share capital repayment (or any remaining portion thereof) immediately prior to the settlement of the exchange offer is conditioned on PartnerRe being reasonably satisfied that the exchange offer will be settled immediately after such payment.

Ownership of PartnerRe Following the Transactions

Assuming the base case assumptions described below, PartnerRe will issue approximately 26.7 million PartnerRe common shares to holders of Paris Re securities in the transactions if they are completed in their entirety (including approximately 1.1 million PartnerRe common shares that will become subject to share options and restricted share units to acquire PartnerRe common shares upon the conversion of Paris Re share options and restricted share units pursuant to the merger or that may be issuable under liquidity agreements entered into with French employees, in each case, as described under “—Treatment of Paris Re Share Options, Restricted Share Units and Warrants” below. Based on the base case assumptions, at the completion of the transactions, it is expected that (i) there will be outstanding approximately 82.3 million PartnerRe common shares (net of treasury shares), (ii) the PartnerRe common shares issued to current holders of Paris Re common shares and warrants in the transactions will represent approximately 31.1% of the outstanding PartnerRe common shares immediately after the merger and (iii) PartnerRe common shares held by current PartnerRe shareholders will represent approximately 68.9% of the outstanding PartnerRe common shares immediately after the merger.

The foregoing assumes the following, which we collectively refer to as the “base case assumptions:”

•

from July 4, 2009, when there were 80.6 million Paris Re common shares outstanding (net of treasury shares), until the completion of the transactions, no additional Paris Re common shares will be issued (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for Paris Re common shares);

•

from July 4, 2009, when there were 56.7 million PartnerRe common shares outstanding (net of treasury shares), until the completion of the transactions, except for issuances in connection with the transactions, no additional PartnerRe common shares will be issued (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for PartnerRe common shares);

•	PartnerRe will acquire 100% of the outstanding Paris Re common shares and Paris Re warrants in the transactions;

•	no adjustment will be made to the per share consideration and per warrant consideration pursuant to the tangible book value adjustment; and

•

PartnerRe will not declare any dividends on the PartnerRe common shares with a record date between the closing of the block purchase and the exchange offer and, as a result, no adjustment will be made to the per share consideration pursuant to the post-block purchase closing dividend adjustment.

The actual number of PartnerRe common shares issued in the transactions and the relative ownership of the current Paris Re and PartnerRe shareholders after the completion of the transactions could be more or less if the actual facts differ from the base case assumptions, including if:

•

in addition to the PartnerRe common shares issued in connection with the transactions, additional Paris Re common shares or PartnerRe common shares are issued prior to the completion of the transactions (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for Paris Re common shares or PartnerRe common shares), in each case, in accordance with the limitations set forth in the transaction agreement;

•	PartnerRe acquires less than all of the outstanding Paris Re warrants in the transactions;

•	the per share consideration and per warrant consideration are adjusted upwards or downwards pursuant to the tangible book value per share adjustment; or

•

for purposes of the post-block purchase closing dividend adjustment, PartnerRe declares one or more dividends on the PartnerRe common shares with a record date between the closing of the block purchase and the exchange offer, in which case the increase in the number of PartnerRe common shares issued will be determined based on the formula described above under “—Post-Block Purchase Closing Dividend Adjustment” and would be dependent on both the aggregate amount of dividends so declared as well as the average price per PartnerRe common share during the applicable measurement period.

Reasons for the Transactions

PartnerRe’s board of directors considered a wide variety of factors when determining whether to enter into the transaction documents. PartnerRe’s board of directors believes that the transactions will create a stronger global reinsurance company that is better positioned for long-term success. In particular, PartnerRe’s board of directors believes that the transactions will result in several significant strategic benefits to PartnerRe, including: the opportunity to acquire Paris Re’s high-quality balance sheet at approximately book value, together with its seasoned book of business and experienced staff; the ability to provide clients with greater capacity, larger lines and a broader range of products and services; and the enhanced size and scope of the combined entity that should lead to more balance and more stability, increased diversification, less volatility of earnings and greater financial flexibility. PartnerRe’s board of directors also considered other material factors relating to the transactions, including PartnerRe’s extensive analysis and due diligence review, the projected timing of the integration process, the likelihood of consummating the transactions, the quality of Paris Re’s asset portfolio and book of business, the financial terms of the transactions and the structure of the transactions.

PartnerRe’s board of directors also considered the potential risks associated with the transactions, including, among other things, the potential for delay in completing the transactions, the inherent challenges in combining businesses, the possibility that PartnerRe may complete some, but not all of the transactions, the potential for rating downgrades, the potential for an upward or downward tangible book value per share adjustment, the potential funding obligations associated with the share capital repayment, the potential for employee defections and the risks described under “Risk Factors” below.

Treatment of Paris Re Share Options, Restricted Share Units and Warrants

At the effective time of the merger, all outstanding share options to purchase Paris Re common shares held by non-French employees will be converted into share options to purchase PartnerRe common shares and all outstanding share options to purchase Paris Re common shares held by French employees will be converted into share options to purchase common shares of the acquisition subsidiary. French employees will also be able to enter into a liquidity agreement allowing them to exchange the shares received upon exercise of their share options for PartnerRe common shares.

In addition, at the effective time of the merger, all outstanding Paris Re warrants and all outstanding unvested Paris Re restricted share units will be converted into outstanding PartnerRe warrants and outstanding unvested PartnerRe restricted share units, as applicable.

Regulatory Approvals

Prior to the completion of the transactions, PartnerRe and Paris Re must obtain certain approvals and consents from governmental agencies, including in the United States, Bermuda, Canada, Singapore, France, Switzerland and the European Union. If the parties do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the transaction documents, then the parties may not be obligated to complete the transactions.

Subject to the limitations and exceptions set forth in the transaction documents, PartnerRe and Paris Re have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the transactions, including making any required filing or application and filing all notifications of, or requests for approval or non-objection relating to, the transactions as promptly as practicable.

Composition of Paris Re Board of Directors Post-Block Purchase

The closing of the block purchase is conditioned upon, among other things, individuals designated by PartnerRe comprising a majority of Paris Re’s board of directors immediately after the block purchase. After the closing of the block purchase until the effective time of the merger, the acquisition subsidiary must use its reasonable best efforts to cause at least one-third of the directors on the Paris Re board of directors to consist of persons that are existing members on the Paris Re board of directors unaffiliated with the block sellers or, if any of these persons are unable or unwilling to serve, that are “independent” in accordance with Paris Re’s organizational resolutions.

Following the closing of the block purchase until the effective time of the merger, the approval of a majority of the independent directors constituting at least one-third of the directors of the Paris Re board of directors will be required to authorize any termination by Paris Re of, or any amendment to, the transaction agreement, any extension of time for performance of any obligation or action by PartnerRe or the acquisition subsidiary and any waiver of compliance with any of the agreements or conditions contained in the transaction agreement for the benefit of Paris Re.

Paris Re Shareholder Approvals and Paris Re Board Recommendations

Paris Re Shareholder Approvals

The approval of the following matters by the Paris Re shareholders is required to close the block purchase:

•	the payment of the share capital repayment, subject to the closing of the block purchase;

•	the appointment of individuals designated by PartnerRe comprising a majority of Paris Re’s board of directors, subject to and effective upon the closing of the block purchase; and

•

an amendment to Paris Re’s articles of incorporation (i) to remove a provision thereof purporting to require a cash takeover bid for any acquisition of more than one-third of the Paris Re voting rights and (ii) to reduce the minimum number of the directors on the Paris Re board of directors from 10 to six that will be effective immediately prior to the block purchase.

The block sellers and the post-announcement sellers have unconditionally agreed to vote in favor of the foregoing matters and the block sellers and the post-announcement sellers together have sufficient votes to approve such matters without the affirmative vote of any other Paris Re shareholder. The Paris Re extraordinary general meeting to vote on each of the above matters is scheduled for August 11, 2009.

Paris Re Board Recommendations

During its meeting held on June 30, 2009, the Paris Re board of directors unanimously approved the transaction agreement and the block purchase agreement and unanimously determined that the transactions contemplated thereby were in the best interest of Paris Re and its shareholders. At that meeting, the Paris Re board of directors unanimously recommended that (i) if the exchange offer were filed as of the date of its meeting of June 30, 2009 in accordance with the terms of the transaction agreement, Paris Re’s shareholders accept the exchange offer and tender their Paris Re common shares and Paris Re warrants in the exchange offer, and (ii) if the merger were to be approved on the date of its meeting of June 30, 2009 in accordance with the terms of the transaction agreement, Paris Re’s shareholders adopt and approve the merger.

Paris Re has been advised that all of its directors and executive officers who own Paris Re common shares intend to tender their shares in the exchange offer.

The Transaction Documents and Related Agreements

Conditions to the Closing of the Block Purchase

PartnerRe and the block sellers will be required to close the block purchase only if specific conditions, including the following, are satisfied or waived:

•	absence of applicable law prohibiting or preventing the completion of the block purchase, the exchange offer or the merger;

•

expiration, termination or receipt of any applicable waiting period (or extension thereof) or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and any applicable foreign antitrust law, in each case, without the imposition of a “burdensome condition” (within the meaning of the transaction agreement);

•	receipt of all insurance regulatory approvals required in connection with the block purchase, the exchange offer and the merger without the imposition of a “burdensome condition;”

•	receipt of all required approvals of any governmental authority (other than those referred to in the two immediately preceding bullet points) without the imposition of a “burdensome condition;”

•

approval for the listing of the PartnerRe common shares on Euronext Paris or another European Union stock exchange or, in PartnerRe’s reasonable judgment, such listing is reasonably expected to occur prior to the settlement of the exchange offer;

•	approval for listing on the New York Stock Exchange of the PartnerRe common shares to be issued in the block purchase;

•

the effectiveness of, and the absence of any stop order with respect to, the registration statement on Form S-4, if required, to be filed in connection with the exchange offer (or, in PartnerRe’s reasonable judgment, no reasonable basis to believe that the Form S-4 will not be declared effective prior to the settlement of the exchange offer);

•	approval by the PartnerRe shareholders of the share issuance proposal and, unless the condition is waived, the board size proposal;

•	the approval by the Paris Re shareholders of the matters requiring Paris Re shareholder approval;

•	receipt of exemptive and no-action relief, if necessary, from the SEC permitting PartnerRe to settle the exchange offer in accordance with the French tender offer rules;

•

accuracy as of the closing of the block purchase of the representations and warranties made by PartnerRe, Paris Re and the block sellers to the extent specified in the block purchase agreement and transaction agreement;

•	performance in all material respects by PartnerRe, Paris Re and the block sellers of the obligations required to be performed by it at or prior to closing;

•

receipt of evidence that, immediately following the closing of the block purchase, the individuals designated by PartnerRe to Paris Re’s board of directors will comprise a majority of Paris Re’s board of directors; and

•	effectiveness in accordance with Swiss law of the amendment to Paris Re’s articles of incorporation.

Conditions to the Commencement of the Exchange Offer

The acquisition subsidiary will be required to commence the exchange offer only if specific conditions, including the following, are satisfied or waived:

•	absence of any law prohibiting or preventing the completion of the exchange offer or the merger;

•	the effectiveness of, and the absence of any stop order with respect to, the registration statement on Form S-4, if required, to be filed in connection with the exchange offer;

•	receipt of exemptive and no-action relief, if necessary, from the SEC permitting PartnerRe to settle the exchange offer in accordance with the French tender offer rules;

•

the absence of PartnerRe having a reasonable basis to believe that the independent expert would render an opinion that the exchange offer on the terms proposed would not satisfy the regulations of the Autorité des Marchés Financiers, the French market authority, which we refer to as the “AMF;” and

•

the exchange offer on the terms proposed being declared compliant by the AMF without imposing any requirement that if not satisfied would require a cash alternative in accordance with the French tender offer rules (other than certain requirements accepted by PartnerRe as of the execution date of the transaction agreement).

Termination of the Block Purchase Agreement

The block purchase agreement may be terminated at any time before the closing of the block purchase by mutual written consent of PartnerRe and the block sellers prior to the closing of the block purchase.

The block purchase agreement may also be terminated under certain circumstances prior to the closing of the block purchase by either PartnerRe or any block seller, including if:

•

the closing of the block purchase has not occurred on or before March 15, 2010, subject to automatic extension if the time for calculating the tangible book value per share adjustment is delayed under certain circumstances;

•	the transaction agreement has been terminated;

•	any applicable law makes consummation of the transactions illegal or otherwise prohibited; or

•

the other party has breached any of its covenants or agreements or any representation or warranty that would, if occurring at the closing of the block purchase, result in the failure of a closing condition to the terminating party’s obligations and which breach is not cured (or cannot be cured) within the applicable cure period.

Termination of the Transaction Agreement

The transaction agreement may be terminated at any time before the effective time of the merger by mutual written consent of PartnerRe and Paris Re.

The transaction agreement may also be terminated under certain circumstances prior to the effective time of the merger, including:

•	by either PartnerRe or Paris Re if the block purchase agreement has terminated prior to the closing of the block purchase;

•

by either PartnerRe or Paris Re if either (i) the settlement of the exchange offer has not occurred within five months after the closing of the block purchase or (ii) the effective time of the merger has not occurred within three months after the settlement of the exchange offer;

•	by either PartnerRe or Paris Re if any applicable law makes consummation of the transactions illegal or otherwise prohibited;

•	by either PartnerRe or Paris Re if prior to the closing of the block purchase, the PartnerRe shareholder approvals required to consummate the transactions have not been obtained;

•

by PartnerRe or Paris Re if prior to the closing of the block purchase, it is determined that the decline in other party’s tangible book value per share during the period from March 31, 2009 to the measurement date is more than 40% greater than the percentage decline in its tangible book value per share during the same period;

•

by PartnerRe or Paris Re if the other party has breached any of its covenants or agreements or any representation or warranty that would, if occurring at the closing of the block purchase, result in the failure of a closing condition to the terminating party’s obligations and which breach is not cured (or cannot be cured) within the applicable cure period;

•	by PartnerRe if prior to the closing of the block purchase, the Paris Re shareholder approvals required to consummate the transactions have not been obtained;

•

by Paris Re if prior to the closing of the block purchase, PartnerRe’s board of directors has withdrawn or modified its recommendations relating to the PartnerRe shareholder approvals or, in certain circumstances, has failed to reaffirm its recommendation; or

•	by Paris Re if prior to the receipt of the PartnerRe shareholder approvals, there has been a breach of PartnerRe’s non-solicitation obligations.

Termination Fees

PartnerRe has agreed to pay a fee of $75 million to Paris Re if the transaction agreement is terminated under any of the following circumstances:

•

PartnerRe’s board of directors has withdrawn or modified its recommendations relating to the PartnerRe shareholder approvals required to consummate the transactions in a manner adverse to Paris Re or, in certain circumstances, has failed to reaffirm its recommendation; or

•	the PartnerRe shareholder approvals required to consummate the transactions have not been obtained.

Restrictions on Changes in Recommendation by the PartnerRe and Paris Re Boards of Directors

Pursuant to the transaction agreement, the boards of directors of PartnerRe and Paris Re may not withdraw or modify, in any manner adverse to the other party, their respective recommendations in connection with the transactions, except:

•

in the case of the PartnerRe board of directors, the PartnerRe board of directors determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under Bermuda law; and

•

in the case of the Paris Re board of directors, if following the receipt of a superior proposal, the Paris Re board of directors determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under Swiss law.

In order for the Paris Re board of directors (but not the PartnerRe board of directors) to effect a change in its recommendation, the Paris Re board of directors must provide prior written notice to PartnerRe. PartnerRe will then have five business days to make a proposal that is at least as favorable to the Paris Re shareholders as the superior proposal (and that, under some circumstances, can be declared compliant by the AMF), during which period Paris Re will negotiate in good faith with PartnerRe.

Even if PartnerRe or Paris Re has effected a change in recommendation, each will still be required to call and hold a shareholder meeting and to present each of the matters requiring the approval of its shareholders at such meeting for consideration by its shareholders.

Restrictions on Solicitation of Acquisition Proposals by PartnerRe or Paris Re

Subject to specified legal and fiduciary exceptions, the transaction agreement precludes PartnerRe and Paris Re and their respective subsidiaries and advisors from, directly or indirectly:

•

initiating or soliciting or knowingly facilitating or encouraging any inquiry or the making of any proposal, sometimes referred to as an acquisition proposal, involving a merger, business combination, sale of substantially all of its assets or other similar transaction involving it or any of its subsidiaries or any acquisition involving, in the case of Paris Re, 5% and, in the case of PartnerRe, 50%, of its consolidated assets or of its voting securities;

•	participating in any discussions or negotiations with or furnishing any non-public information to any third party seeking to make or who has made an acquisition proposal;

•	granting any waiver or release under any standstill or similar agreement; or

•	entering into any agreement in principle, letter of intent or other similar instrument relating to an acquisition proposal.

The Pre-Announcement Purchases

Substantially contemporaneously with entering into the block purchase agreement and the transaction agreement, PartnerRe entered into, and subsequently consummated, five separate unconditional securities purchase agreements to acquire in the aggregate approximately 6.1% of the outstanding Paris Re common shares held by certain Paris Re shareholders.

The purchase price per Paris Re common share paid in each of the pre-announcement purchases is the same per share consideration payable in the block purchase.

In order to give effect to the tangible book value per share adjustment, the pre-announcement purchases are subject to a post-closing adjustment at the time of the closing of the block purchase, which will result in an issuance of additional PartnerRe common shares to the pre-announcement sellers in the case of an upward tangible book value per share adjustment or the return of PartnerRe common shares (or payment in cash in lieu thereof) to PartnerRe in the case of a downward tangible book value per share adjustment.

In addition, the pre-announcement sellers will receive the deferred cash payment of $3.85 for each Paris Re common share sold to PartnerRe in the pre-announcement purchases net of any per share dividend declared on the PartnerRe common shares having a record date prior to the earlier of the closing of the block purchase and the termination of the transaction agreement (as appropriately adjusted for an exchange ratio of 0.300 PartnerRe common shares for each Paris Re common share). This cash payment will be paid to the pre-announcement sellers even if the block purchase does not close, in which case no post-closing adjustment will be applicable and the payment will be made within two business days following termination of the block purchase agreement.

In connection with the pre-announcement purchases, Paris Re granted each pre-announcement seller registration rights permitting each pre-announcement seller to sell its PartnerRe common shares under a shelf registration statement through non-underwritten transactions, subject to PartnerRe’s customary trading black-out periods and PartnerRe’s right to impose certain suspension periods.

The Post-Announcement Purchases

Following the entry into of the transaction agreement and the block purchase agreement, PartnerRe entered into a securities purchase agreement with certain other Paris Re shareholders who were shareholders of Paris Re prior to its initial public offering or who were among one of those shareholders’ private transferees. Under the terms of the securities purchase agreement, the acquisition subsidiary will acquire 19.5% of the outstanding Paris Re common shares from the post-announcement sellers. Each of the post-announcement sellers has represented to PartnerRe that all Paris Re common shares that will be acquired in the applicable post-announcement purchase were acquired by such post-announcement seller prior to the public announcement of the transactions.

The post-announcement purchases will close contemporaneously with the closing of the block purchase and are conditioned upon the closing of the block purchase. The purchase price per Paris Re common share payable in the post-announcement purchases is the same per share consideration payable in the block purchase and will be adjusted by the tangible book value per share adjustment to the same extent as the per share consideration payable in the block purchase.

In connection with the post-announcement purchases, Paris Re granted each post-announcement seller certain registration rights permitting each post-announcement seller to sell its PartnerRe common shares under a shelf registration statement through non-underwritten transactions, subject to PartnerRe’s right to impose certain suspension periods.

The Investor Agreements

The block purchase agreement provides that at the closing of the block purchase, each of the affiliated block sellers will enter into a separate investor agreement in the form attached to the block purchase agreement, each of which we refer to as an “investor agreement.” Each investor agreement will subject the applicable shareholders party thereto to certain transfer restrictions, which provide that for a period of at least six months after the closing of the block purchase, such shareholder may not transfer its PartnerRe common shares, except for transfers to affiliates or its or their portfolio companies or in certain distributions in-kind. Following the initial “lock-up period,” each such shareholder may generally transfer its PartnerRe common shares to third parties, except that, subject to certain exceptions, no such transfers may be made to any person who, to such shareholder’s knowledge, is a competing person, has filed a Schedule 13D with respect to PartnerRe’s equity securities or beneficially owns 5% or more of PartnerRe’s total outstanding voting power.

The investor agreements also subject the shareholders party thereto to certain “standstill” restrictions that generally restrict each shareholder from, among other things, (i) acquiring beneficial ownership of more than 9.9% of PartnerRe’s total outstanding voting power, (ii) seeking to effect a merger, tender offer or other extraordinary transaction involving PartnerRe, (iii) soliciting proxies to vote or seek to influence any third party with respect to their voting of any PartnerRe common shares, (iv) proposing, or facilitating or encouraging any third party, to seek representation on PartnerRe’s board of directors or (v) forming, joining or participating in a 13D group, including a group consisting of other unaffiliated shareholders.

Each investor agreement further contains a “vote neutralization” provision that provides that if at any time any shareholder party thereto has a total voting power over PartnerRe common shares in excess of the total voting power represented by the PartnerRe common shares acquired by the shareholder at the closing of the block purchase, the excess voting power must either be voted, at such shareholder’s option, in accordance with the recommendation of PartnerRe’s board of directors or voted or abstained in accordance with the votes and abstentions made by PartnerRe shareholders other than the block sellers and their affiliates.

Each investor agreement further grants the shareholders party thereto the right to attend quarterly meetings with PartnerRe’s chief financial officer (or his or her deputy) and potentially one or more other members of PartnerRe’s executive committee. In addition, each shareholder will be entitled to certain quarterly meeting and information rights. Upon exercising any quarterly meeting and information right, a shareholder will be subject to PartnerRe’s normal trading policy and black-out periods applicable to “designated insiders.”

Block Seller Registration Rights Agreements

At the closing of the block purchase, each of the affiliated block sellers will enter into a separate registration rights agreement. Pursuant to these agreements, PartnerRe will agree to maintain an effective registration statement during a two-year period commencing at the expiration of the “lock-up period” in the applicable investor agreement (which two-year period may be extended under certain circumstances), permitting block sellers to sell their PartnerRe common shares in underwritten and non-underwritten offerings at any time during the two-year period (as extended) subject to PartnerRe’s customary trading black-out periods and PartnerRe’s right to impose certain suspension periods. Each of the registration rights agreements contains customary indemnification provisions.

Risk Factors

The first two risk factors below update the final risk factor included in PartnerRe’s 2008 Annual Report on Form 10-K (the “2008 Form 10-K”) to reflect amendments to PartnerRe’s bye-laws, which were approved at the Annual General Meeting of Shareholders of PartnerRe held on May 22, 2009. The additional risk factors below provide additional risks relating to Paris Re, the combined entity following the transactions described above under “Transaction Description”, and the transactions themselves. In addition, many of the risk factors relating to Paris Re are similar to the risk factors affecting PartnerRe as described in the 2008 Form 10-K.

Risk Factors Relating to Bye-Law Amendments

Provisions in PartnerRe’s bye-laws restrict the voting rights of its shares.

PartnerRe’s bye-laws generally provide that if any person owns, directly, indirectly or by attribution, more than 9.9% of its outstanding shares (including its common and preferred shares), the voting rights attached to such shares will be reduced so that such person may not exercise and is not attributed more than 9.9% of the total voting rights. In addition, PartnerRe’s board of directors may limit a shareholder’s exercise of voting rights where it deems it necessary to do so to avoid non-de minimis adverse tax, legal or regulatory consequences to PartnerRe, any of PartnerRe’s subsidiaries or any of its shareholders.

PartnerRe also has the authority under its bye-laws to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be limited pursuant to the bye-laws. If a shareholder fails to respond to PartnerRe’s request for information or submits incomplete or inaccurate information in response to a request by PartnerRe, PartnerRe may, in its sole discretion, eliminate the shareholder’s voting rights.

There are provisions in PartnerRe’s bye-laws that may restrict the ability to transfer shares and which may require shareholders to sell their shares.

Under PartnerRe’s bye-laws, subject to waiver by its board of directors, no transfer of PartnerRe shares is permitted if such transfer would result in a shareholder controlling more than 9.9% of PartnerRe’s outstanding shares. PartnerRe’s bye-laws also provide that if its board of directors determines that share ownership by a person may result in non-de minimis adverse tax, legal or regulatory consequences to PartnerRe, any of its subsidiaries or any of PartnerRe’s shareholders, then PartnerRe has the option, but not the obligation, to require that shareholder to sell to PartnerRe for fair market value the minimum number of shares held by such person which is necessary to eliminate the non-de minimis adverse tax, legal or regulatory consequences.

Risk Factors Relating to Paris Re Acquisition

Risk Factors Relating to Paris Re

Paris Re’s exposure to catastrophic events, both natural and man-made, may cause large losses.

A catastrophic event or multiple catastrophic events may cause large losses and could have a material adverse effect on Paris Re’s financial condition, results of operations or cash flows. Natural catastrophic events to which Paris Re is exposed include windstorms, hurricanes, tsunamis, earthquakes, tornadoes, torrential rain, severe winter weather, floods, and resulting fires and explosions, and are inherently unpredictable in terms of both their occurrence and severity. In recent years, the frequency of major weather-related catastrophes has increased.

Paris Re is also exposed to man-made catastrophic events such as terrorist attacks, which are difficult to predict and may have a significant adverse impact on the industry and on Paris Re. It is possible that both the frequency and severity of man-made catastrophic events will increase.

As a result, claims from natural or man-made catastrophic events could cause substantial volatility in Paris Re’s financial results for any fiscal quarter or year and significantly affect its financial condition or results of operations, particularly since accounting regulations in force do not permit reinsurers to reserve for such catastrophic events until they occur. Paris Re believes that increases in geographic concentration and in insured property, as well as the effects of inflation, will increase the severity of claims from catastrophic events in the future.

The extent of Paris Re’s losses from catastrophic occurrences is a function of: the total insured amount of losses its clients incur, the number of its clients affected, the frequency of the events and the severity of the particular catastrophe. In addition, depending on the nature of the loss, the speed with which claims are made and the terms of the policies affected, Paris Re may be required to make large claims payments upon short notice. Paris Re may be forced to fund these obligations by liquidating investments unexpectedly and in unfavorable market conditions, or raising funds at unfavorable costs, both of which could adversely affect its results of operations.

Paris Re’s efforts to protect itself against catastrophic losses, such as the application of strict and selective underwriting practices, the purchasing of reinsurance and the monitoring of risk accumulations including on a geographic basis, may not prevent such occurrences from adversely affecting its profitability or financial condition. The majority of the natural catastrophe reinsurance contracts Paris Re writes relate to earthquake, flood and wind exposures. Accordingly, Paris Re is exposed to the risk of such catastrophic events in many regions throughout the world, including hurricanes and earthquakes in the United States and windstorms and earthquakes in Europe and Asia.

The risks associated with reinsurance underwriting could adversely affect Paris Re.

In Paris Re’s reinsurance business Paris Re, like other reinsurers, does not evaluate each risk assumed under reinsurance treaties in isolation, and, as a result, Paris Re is largely dependent on the original underwriting decisions made by ceding companies. Despite the analysis Paris Re undertakes on the cedants’ underwriting policies and their claims, Paris Re is subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded to it may not adequately compensate it for the risks Paris Re assumes, especially for proportional reinsurance.

Paris Re’s loss reserves may not adequately cover the development of its incurred losses.

While AXA SA, which we refer to as “AXA” and Colisée Re have agreed to guarantee Paris Re’s reserves for losses incurred (including losses incurred but not reported) before January 1, 2006 in connection with the acquisition by Paris Re of substantially all of the reinsurance business of Colisée Re (formerly known as AXA Re), which is referred to herein as the “2006 acquisition,” Paris Re remains responsible for losses incurred after December 31, 2005, and its loss reserves may prove to be insufficient. Therefore, insofar as loss reserves not covered by the guarantee are insufficient to cover actual incurred losses and the associated loss adjustment expenses, Paris Re would have to add to these loss reserves and incur an equivalent charge to its earnings, which could have a material adverse effect on its financial condition, results of operations and cash flows. See “—Paris Re may be adversely affected if Colisée Re, AXA or their affiliates fail to honor their obligations to Paris Re or its clients” in this section for a description of the guarantee and associated risks.

Loss reserves do not represent an exact calculation of liability, but reflect estimates of the expected ultimate cost of losses. At any given time, all of Paris Re’s loss reserve estimates ensue from actuarial and statistical projections based on facts and circumstances known at that time, on estimates of trends in loss severity as well as on other variable factors, including new concepts of liability and general economic conditions. Changes in trends or other variable factors could result in claims in excess of Paris Re’s loss reserves.

Cyclicality of the reinsurance industry may cause fluctuation in Paris Re’s results.

The insurance and reinsurance industries, particularly the property-catastrophe reinsurance market, are cyclical. Historically, operating results of reinsurers have fluctuated significantly notably because of major and sometimes unpredictable events, the majority of which are beyond management’s direct control. These developments chiefly include:

•	the frequency and the severity of natural or man-made catastrophic events;

•	the levels of market capacity and demand for reinsurance;

•	price competition;

•	general economic conditions; and

•	changes in legislation, case law and prevailing concepts of liability.

Demand for reinsurance products is significantly influenced by the underwriting results of primary insurance companies, knowledge and level of control of their underlying exposures as well as by prevailing general economic conditions, in particular the performance of the financial markets, all of which affect retention levels of primary insurers and reinsurance premium rates. The supply of reinsurance is also related to prevailing prices, levels of insured losses, the level of surplus and the utilization of the underwriting capacity in the reinsurance industry and the appetite for risk from reinsurers, which in turn fluctuates according to the rates of return on investments available in the financial markets. The availability of alternative forms of reinsurance (for instance, securitization) could also influence the pricing of traditional reinsurance products. Cycles by line of business or geographic locations in the reinsurance industry are not necessarily synchronized and Paris Re expects to continue to experience the effects of cycles, which could have a material adverse effect on its financial condition, results of operations or cash flows.

Paris Re purchases retrocessional reinsurance, which subjects it to credit risk and may become unavailable.

In order to limit the effect on Paris Re’s financial condition of large and multiple losses, Paris Re buys reinsurance for its own account. This type of insurance is known as “retrocessional reinsurance.” In the year ended December 31, 2008, Paris Re had gross written premiums of approximately $1.4 billion, of which approximately $206 million were ceded by Paris Re to other insurers. From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance which they consider adequate for their business needs. Going forward, there can be no assurance that Paris Re will consistently be able to obtain its desired types and amounts of retrocessional reinsurance. There is also no assurance that, if Paris Re is able to obtain such retrocessional reinsurance, it will be able to negotiate price and other terms that are better than in prior years.

A retrocessionaire’s insolvency, its inability or in the event of the downgrading of its financial strength rating, for example, its unwillingness to make payments under the terms of its reinsurance treaty with Paris Re could have a material effect on Paris Re’s financial condition or results of operations. Therefore, Paris Re’s retrocessions subject it to credit risk because the ceding of risk to retrocessionaires does not relieve a reinsurer of its liability to its ceding company clients.

To minimize the credit risk associated with its retrocessionaires, Paris Re actively manages counterparty risks and generally selects retrocessionaires with a credit rating of “A–” or higher. In certain cases, where an otherwise suitable retrocessionaire has a credit rating of lower than “A–,” Paris Re requires the posting of collateral, including escrow funds and/or letters of credit, as a condition to entering into a retrocessional agreement. Paris Re selects its retrocessionaires by using a special authorization procedure based on qualitative and quantitative criteria and overseen by its security committee. All retrocession contracts require the prior approval of the Management Board. In addition, Paris Re’s retrocessional policy is reviewed periodically by the Underwriting and Risk Management Committee of the board of directors.

There can be no assurance that Paris Re’s business activities, financial condition, results or future prospects may not be adversely affected in spite of the risk management efforts described above.

Because Paris Re depends on reinsurance brokers for a large portion of its revenues, Paris Re is exposed to their credit risk, and loss of business written through them could adversely affect Paris Re.

Paris Re markets its reinsurance products worldwide primarily through reinsurance brokers. In 2008, 86% of Paris Re’s gross written premiums were written through brokers. Approximately two-thirds of this business was written through the five largest brokerage houses. Loss of all or a substantial portion of the business written through these or other brokers could have a material adverse effect on Paris Re.

In accordance with industry practice, Paris Re frequently pays amounts owed on claims under its policies to reinsurance brokers, and these brokers, in turn, pay these amounts over to the insurers that have reinsured a portion of their liabilities with Paris Re. In some jurisdictions, or pursuant to some contractual arrangements, if a broker fails to make such a payment, Paris Re may be liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for these policies to reinsurance brokers for payment over to Paris Re, these premiums are considered to have been paid and the ceding insurer will no longer be liable to Paris Re for those amounts, whether or not Paris Re has actually received the premiums from the broker. Consequently, in connection with the settlement of reinsurance balances, Paris Re assumes a degree of credit risk associated with reinsurance brokers around the world.

Paris Re may be adversely affected if Colisée Re, AXA or their affiliates fail to honor their obligations to Paris Re or its clients.

As part of the 2006 acquisition, Paris Re entered into a number of contractual agreements with Colisée Re and certain of its affiliates including a reserve agreement, quota share retrocession arrangement and run-off services and management agreement, which are referred to collectively herein as the “2006 acquisition agreements.”

Pursuant to the quota share retrocession arrangement, the benefits and risks of Colisée Re’s reinsurance agreements, including those entered into following the 2006 acquisition pursuant to the issuance agreement, were ceded to Paris Re, but Colisée Re remains both the legal counterparty for all such reinsurance contracts and the legal holder of the assets relating to such reserves.

Under the run-off services and management agreement entered into with AXA Liabilities Managers, an affiliate of AXA, Paris Re has agreed that AXA Liabilities Managers will manage claims arising from all reinsurance and retrocession contracts subject to the reserve agreement. This includes the administration of reinsurance and retrocession contracts, the administration of ceded reinsurance, claims handling, claims settlements and contract commutations. Although Paris Re has certain consultation rights in connection with the management of the run-off of the contracts subject to the reserve agreement, AXA Liabilities Managers does not need to obtain Paris Re’s prior consent in connection with claims handling and settlements, and no consent is required for contract commutations if the amount of outstanding losses does not exceed €100 million in any twelve month period. If AXA Liabilities Managers does not take into account Paris Re’s commercial concerns in the context of Paris Re’s on-going business relations with the relevant ceding companies and retrocessionaires, Paris Re’s ability to renew reinsurance and retrocession contracts with them may be adversely affected.

In general, if AXA or its affiliates breach or do not satisfy their obligations under the 2006 acquisition agreements, Paris Re could be materially adversely affected.

Competitive conditions in the reinsurance industry could adversely impact Paris Re’s results.

The reinsurance industry is highly competitive. Since Paris Re only entered the market under its own brand name in 2006, its competitors have greater name and brand recognition. Paris Re’s competitive position is based on many factors, including its underwriting expertise, local presence, premiums charged, other terms and conditions of the reinsurance offered, products and services offered, speed of claims payment and reputation and experience in lines written, as well as its overall financial strength and ratings. Paris Re competes for reinsurance business in European, North American and other international reinsurance markets with numerous reinsurance and insurance companies, some of which have greater financial or other resources and superior ratings.

In addition, other companies may be planning to enter the reinsurance market or existing companies may be planning to raise additional capital to increase their underwriting capacity. Moreover, Paris Re has recently seen the creation of alternative products from capital market participants that are intended to compete with reinsurance products. Paris Re is unable to predict the extent to which these new, proposed or potential initiatives may affect the demand for its products or the supply and terms, including pricing and insurance coverage, of risks that may be available for Paris Re to consider underwriting.

Foreign exchange rate fluctuations may adversely impact Paris Re’s results.

Paris Re’s reporting currency is the U.S. dollar. However, the premiums and losses in respect of a significant portion of Paris Re’s business are denominated in currencies of other countries. Therefore, fluctuations in exchange rates used to translate these other currencies, particularly euros, British pound sterling, Canadian dollars, Singapore dollars and Swiss francs, into U.S. dollars impact Paris Re’s reported consolidated financial condition, results of operations and cash flows from year to year, as well as its retrocessional recoveries and measures that Paris Re uses to monitor risk such as the assessment of probable maximum losses for a given exposure. These fluctuations in exchange rates also impact the U.S. dollar value of Paris Re’s investments as well as the rate of their return. For 2008, 51% of Paris Re’s gross written premiums were denominated in currencies other than U.S. dollars. As a result of exchange rate fluctuations, Paris Re’s exchange rate impact in 2008 was U.S. $161.0 million compared to U.S. $107.7 million in 2007.

To minimize each subsidiary’s currency risk relative to its reporting currency as well as currency risk generated by business activities, Paris Re implements a currency matching strategy between liabilities and the corresponding assets on its balance sheet. This applies to all liabilities with the exception of shareholders’ equity where the corresponding assets are denominated in U.S. dollars so as to minimize the volatility of Paris Re’s functional currency. To direct this policy, Paris Re engages in direct purchases or sales of relevant currencies in spot foreign exchange transactions as well as in forward transactions and other derivative instruments.

Paris Re’s business activities, financial condition, results or future prospects may be adversely affected in spite of the risk management efforts described above.

If Paris Re is unable to achieve its investment return or income objectives, its financial condition may be adversely affected.

Investment returns are an important part of Paris Re’s overall profitability, and fluctuations in the bond or equity markets could have a material adverse effect on its financial condition, results of operations or cash flows. In 2008, net investment income and net realized capital gains together accounted for 13.8% of total revenues. Accordingly, Paris Re’s capital levels, ability to pay catastrophic claims and operating results substantially depend on its ability to achieve its investment objectives, which may be affected by general political and economic conditions that are beyond its control.

Paris Re’s funds are managed by several external investment management firms under the supervision of Paris Re’s Investment Management Department in accordance with detailed investment guidelines set by the Finance and Investment Committee of the board of directors of Paris Re. Although its investment policies stress conservation of principal and liquidity, Paris Re’s investments are subject to market-wide risks and fluctuations, as well as to risks inherent in specific securities. In particular, the severity and frequency of Paris Re’s claims may force it to liquidate securities, which may generate capital losses on the investment portfolio. If Paris Re is not successful in structuring its investment portfolio so that it is appropriately matched with that of its liabilities, Paris Re may be forced to liquidate investments prior to maturity at a significant loss in order to honor its commitments. Investment losses could significantly decrease Paris Re’s asset base, thereby affecting its ability to conduct business.

In addition, fluctuations in interest rates affect Paris Re’s returns on fixed-income investments, as well as the market values of and corresponding levels of capital gains or losses. Generally, investment income will be reduced during sustained periods of lower interest rates as higher yielding fixed-income securities are called, mature or are sold and the proceeds reinvested at lower rates. During periods of rising interest rates, prices of fixed-income securities tend to fall and realized gains upon their sale are reduced. General economic conditions can adversely affect the markets for interest rate sensitive securities, including the behavior of investors in such markets, the level and volatility of interest rates and, consequently, the value of fixed-income securities. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond Paris Re’s control.

Paris Re actively strives to minimize the risks to which its investment portfolio is subject. The Finance and Investment Committee of the board of directors regularly reviews and monitors the performance and risk positioning of its investment portfolio, and amends the investment guidelines if necessary. Paris Re’s current investment guidelines emphasize diversification of risks, capital preservation, liquidity and recurrence of investment income. The principles governing Paris Re’s current policy favor almost exclusively fixed-income securities with an average target rating of “AA-” (which limits exposure to issuer credit risk) and an average duration target of 3.5 years corresponding to the estimated target for Paris Re’s liabilities (which thus limits exposure to interest rate risk). Paris

Re is not allocating direct investments to real estate, high yield investments or investments in emerging markets. Paris Re also limits its exposure to credit risk on invested assets through the monitoring and management, on a quarterly basis, of the diversification of securities in its portfolio. In accordance with its current investment guidelines, Paris Re’s largest fixed-income investment from a single issuer consists of US Treasury bonds, representing 8% of the fixed-income portfolio at December 31, 2008, with the second largest fixed-income investment being Freddie Mac and Fannie Mae bonds, representing approximately 11% of the fixed-income portfolio.

Furthermore, there can be no assurance that Paris Re’s business activities, financial condition, results or future prospects may not be adversely affected in spite of the risk management efforts described above.

Paris Re may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

Paris Re’s future capital requirements depend on many factors, including its ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. Although Paris Re is entitled to investment income on the funds withheld asset, a current account comprising of assets of Paris Re which represent the technical commitments in the liability portion of Paris Re’s balance sheet (including premiums, commissions and claims resulting from the implementation of certain of the 2006 acquisition agreements), payments in respect thereof will be made on a quarterly basis in arrears. In the event that its existing funds, including investment income on the funds withheld assets, are insufficient, or are not made available in a timely manner, to fund future operating requirements and/or cover claim losses, Paris Re may need to raise additional funds through financings or curtail its growth. Any debt financing, if available at all, may be on terms that are not favorable to Paris Re. If Paris Re cannot obtain adequate capital on favorable terms or at all, Paris Re’s business, operating results and financial condition could be adversely affected.

Operational risks, including human or systems failures, are inherent in Paris Re’s business.

Operational risks and losses can result from fraud, errors or data theft by employees, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements, information technology failures, or external events.

Paris Re believes its modeling and underwriting technology, as well as its information systems and software applications are critical to its business, reputation and capacity to process transactions and provide high quality customer service. Moreover, Paris Re’s technology and applications have played an important role in its underwriting process and contribute to its ability to compete successfully. Paris Re holds licenses for certain software applications, especially modeling tools and market databases. Paris Re cannot be certain that it will have access to these, or comparable service providers, or that its technology or applications, including technology and applications for which it holds licenses, will continue to operate as intended. In addition, Paris Re cannot be certain that it would be able to replace these service providers or consultants without slowing its underwriting response time. A major defect or failure in Paris Re’s internal controls or information technology and application systems, including technology and applications for which it holds licenses, could potentially result in management distraction, harm to Paris Re’s reputation, a loss or delay of revenues or even an increase in expenses. If such controls and actions are not effective, the adverse effect on Paris Re’s business could be significant.

The loss of key executive officers could adversely affect Paris Re.

Paris Re’s success has depended, and will continue to depend, partly upon its ability to attract and retain executive officers. Although it is not aware of any planned departures, if any of these executives ceased to continue in his or her present role, Paris Re could be adversely affected despite the succession plan implemented at the end of 2007.

Paris Re believes there are only a limited number of available qualified executives in the business lines in which it competes. Paris Re’s ability to execute its business strategy is dependent on its ability to attract and retain a staff of qualified underwriters and other key personnel. The skills, experience and knowledge of the reinsurance industry of Paris Re’s management team constitute important competitive strengths. If some or all of these managers leave their positions, and even if Paris Re were able to find persons with suitable skills to replace them, notably through succession planning, its operations could be adversely affected.

The effects of claims notices and claims coverage are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and their coverage may emerge. These issues may adversely affect Paris Re’s business by either extending coverage beyond its underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after it has issued insurance or reinsurance contracts that are involved by the changes. As a result, the full extent of liability under Paris Re’s insurance or reinsurance contracts may not be known for many years after a contract is issued.

Regulatory or legal changes could adversely affect Paris Re’s business.

Insurance laws, regulations and policies currently governing Paris Re and Paris Re’s clients may change at any time in ways which may adversely affect its business. Furthermore, Paris Re cannot predict the timing or form of any potential regulatory initiatives. Paris Re is subject to applicable government regulation in each of the jurisdictions in which it conducts business, including Switzerland, France, Bermuda, the United States, Canada and Singapore. Regulatory agencies have broad administrative power over many aspects of the insurance and reinsurance industries. Government regulators are concerned primarily with the protection of policyholders rather than shareholders or creditors. In light of the current financial crisis, Paris Re believes it is likely that there will be increased regulation of, and other forms of government participation in, Paris Re’s industry in the future, which could adversely affect Paris Re’s business.

Paris Re is subject to group supervision which is equivalent to the provisions of the European Union, which is referred to herein as the “EU,” Financial Conglomerate Directive. Group supervision is based upon the provisions of group supervision that are detailed under the amended Swiss Federal Insurance Supervisory Law, which is referred to herein as the “ISL,” which took effect on January 1, 2006, and which provides expanded supervisory authority to the Swiss Federal Financial Markets Supervisory Authority, which is referred to herein as “FINMA,” and prior to that the Swiss Federal Office of Private Insurance. In addition, the Swiss Solvency Test introduced with the amended ISL will likely be compatible with future Solvency II requirements in the EU. The requirements will be based on models reflecting market values of investments and liabilities. Paris Re cannot be certain as to how the Solvency II requirements will impact its financial position.

The European Directive on reinsurance, which is referred to herein as the “Reinsurance Directive,” was transposed into French law in 2008. This transposition was the subject of an order of June 13, 2008, as well as a decree of November 7, 2008. The Reinsurance Directive provides a harmonized regulatory framework for reinsurance activities within the European Economic Area, which is referred to herein as the “EEA.” This new French regulation introduces the principle of single license and home country control to the reinsurance sector. The Reinsurance Directive was not transposed into all EEA countries. The Reinsurance Directive, once it is implemented by all EEA member states, will have a direct impact on Paris Re’s subsidiaries in the EEA and may also influence supervision in Switzerland. The Reinsurance Directive does not provide for any discrimination of reinsurance companies located outside of the EEA. However, if the domestic laws implementing the Reinsurance Directive provide for any discrimination of non-EEA based reinsurance companies, this could be a disadvantage to Paris Re in doing business in the EEA, as Paris Re derives a substantial portion of its revenues within the EEA and any competitive disadvantage it faces there could have an adverse effect on its financial condition, results of operations or cash flows.

Changes in current insurance regulation may include increased governmental involvement in the insurance industry, initiatives aimed at premium controls, requirements for participation in guaranty associations or other industry pools or other changes which could adversely affect the reinsurance business and economic environment.

Paris Re cannot predict the future impact of changing law or regulation on its operations and any changes could have a material adverse effect on Paris Re’s financial condition, results of operations or cash flows.

Current legal and regulatory activities relating to the insurance industry may adversely affect Paris Re’s business and industry.

Over the past few years, the insurance industry has experienced substantial volatility as a result of current litigation, investigations and regulatory activity by various insurance, governmental and enforcement authorities concerning certain practices within the insurance industry. These practices include the accounting treatment for finite reinsurance or other nontraditional or loss mitigation insurance and reinsurance products.

These investigations have resulted in changes in the insurance and reinsurance markets and industry business practices. While at this time none of these changes has caused an adverse effect on Paris Re’s business, Paris Re is unable to predict the potential effects, if any, that future investigations may have on its business or industry.

Certain taxation determinations may increase Paris Re’s tax burden and, as a result, adversely affect its profitability.

While Paris Re and one of its subsidiaries are Swiss companies, the other subsidiaries are incorporated in other jurisdictions, including France, Canada, Bermuda, the United States and Singapore. Paris Re intends to manage its business so that each of these companies (other than those established in France) will operate and have its place of effective management or permanent establishment outside France and, as a result, will not be subject to French tax on their net income. However, there are no definitive standards provided by the French Tax Code (Code Général des Impôts), regulations or court decisions as to the specific activities that constitute having a place of effective management or a permanent establishment in France; any such determination is essentially factual in nature. Paris Re, therefore, cannot be certain that the French taxing authorities will not contend that any of Paris Re or its non-French subsidiaries has a place of effective management or a permanent establishment in France.

If Paris Re or any of its non-French subsidiaries were considered to have its place of effective management or a permanent establishment in France or in other countries where effective tax rates are higher than in their respective countries of domicile, among other adverse tax consequences, Paris Re and its subsidiaries (including those not considered as having their place of effective management or a permanent establishment in such jurisdictions) could be subject to higher levels of corporate income taxation and other taxes or other adverse consequences, in which case Paris Re’s results of operations could be materially adversely affected.

In addition, a significant portion of Paris Re’s current operations is conducted and located outside Switzerland, and Paris Re is confronted with many of the tax risks inherent in international business activities, including being subject to multiple taxation regimes, regulations relating to transfer pricing and withholding tax on remittance and other payments by or to subsidiaries. In particular, Paris Re has subsidiaries in several countries, which have entered into contractual relationships with other affiliated companies, including various quota share arrangements, whereby risks and associated profits and losses are transferred from one company to another. These intercompany transactions involve subsidiaries operating in jurisdictions with differing tax rates. Even though Paris Re believes that it materially complies with applicable local tax rules, the taxing authorities in these jurisdictions may challenge its treatment of such intercompany transactions. If Paris Re is unsuccessful in defending its treatment of intercompany transactions, Paris Re may be subject to additional tax liability or penalty, which could adversely affect its profitability.

Risk Factors Relating to the Combined Entity Following the Transactions

The occurrence of severe catastrophic events may cause the combined entity’s financial results to be volatile and may affect the financial results of the combined entity differently than such an event would have affected the financial results of either PartnerRe or Paris Re on a stand-alone basis.

Because the combined entity will, among other things, underwrite property catastrophe reinsurance and have large aggregate exposures to natural and man-made disasters, management expects that the combined entity’s loss experience generally will include infrequent events of great severity. Consequently, the occurrence of losses from catastrophic events is likely to cause substantial volatility in the combined entity’s financial results. In addition, because catastrophes are an inherent risk of the combined entity’s business, a major event or series of events can be expected to occur from time to time and to have a material adverse effect on the combined entity’s financial condition and results of operations, possibly to the extent of eliminating the combined entity’s shareholders’ equity. Increases in the values and concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses in recent years, and those factors are expected to increase the severity of catastrophe losses in the future. Upon completion of the transactions, the combined entity’s exposure to natural and man-made disasters will be different than the exposure of either PartnerRe or Paris Re prior to the completion of the transactions. Accordingly, the transactions may exacerbate the exposure described above.

If Paris Re’s existing contractual arrangements are dishonored or ineffective the anticipated benefits to the combined entity’s business and results of operations may be significantly diminished.

In analyzing the value of Paris Re’s business, PartnerRe ascribed a significant value to the continued effectiveness of a number of Paris Re’s existing contractual arrangements, including certain commutation agreements and guarantees, and if the benefits from these arrangements are less than expected, including as a result of these arrangements being determined to be unenforceable, in whole or in part, or the counterparty to such arrangements failing to satisfy their obligations thereunder, the benefits of the transactions to PartnerRe may be significantly less than anticipated.

A limited number of reinsurance brokers and broker transactions account for a large portion of the combined entity’s revenues, and a loss of all or a substantial portion of this brokered business could have a significant and negative effect on the combined entity’s business and results of operations.

A substantial portion of the combined entity’s reinsurance business is placed through brokered transactions, which involve a limited number of reinsurance brokers. Loss of all or a substantial portion of the brokered business provided through one or more of these brokers could have a significant and negative effect on the combined entity’s business and results of operations. Upon completion of the transactions, the extent of the combined entity’s dependence on a limited number of reinsurance brokers will be different than the dependence of either PartnerRe or Paris Re prior to the completion of the transactions.

Following the transactions, the combined entity could be subject to greater risk concentrations than either company would incur on a stand-alone basis.

Under applicable competition laws, PartnerRe and Paris Re will be required to continue to operate as competitors until the completion of the block purchase. This means, among other things, that each company is currently writing, and for a period of time will continue to write, business on a stand-alone basis without regard for potential impacts on the combined entity. This could lead to a greater concentration of risks in the combined entity than would have been contemplated under the underwriting practices of either company, had they been applied to the combined entity at the time the risks were underwritten. This could in turn lead to greater volatility in the combined entity’s results of operations until the combined entity’s exposure to those risks has expired.

PartnerRe will be exposed to underwriting and other business risks during the period that Paris Re’s business continues to be operated independently from PartnerRe’s and integration risks during the extended period until the transactions are completed in their entirety.

Until the closing of the block purchase, Paris Re will operate independently from PartnerRe (including during the period leading up to the January 1, 2010 renewals) in accordance with its distinct underwriting guidelines, investment policies, referral processes, authority levels and risk management policies and practices. As a result, during this period, Paris Re may assume risks that PartnerRe would not have assumed for itself or for the combined entity, accept premiums that, in PartnerRe’s judgment, do not adequately compensate it for the risks assumed, make investment decisions that would not adhere to PartnerRe’s investment policies or otherwise make business decisions or take on exposure that, while consistent with Paris Re’s general business approach and practices, are not the same as those of PartnerRe’s. The longer the delay in consummating the block purchase, the greater the risk to PartnerRe that the Paris Re business will be operated in a manner that differs from how the business would have been conducted under PartnerRe’s direction. In addition, achieving the expected benefits of the transactions will depend on the timely and efficient integration of Paris Re’s operations and personnel with that of PartnerRe. While aspects of the integration may be completed after the closing of the block purchase, the companies cannot be fully integrated until PartnerRe has acquired 100% ownership of Paris Re. If it takes longer to complete the transactions than anticipated or, if the block purchase closes, but PartnerRe does not complete the remaining transactions or otherwise acquire all of the remaining outstanding Paris Re common shares, the integration may not be completed as quickly as expected or at all and PartnerRe may not achieve the expected benefits from the transactions.

The transactions may result in a ratings downgrade of the combined entity or its reinsurance subsidiaries (including the newly acquired Paris Re reinsurance operating companies) which may negatively impact the combined entity’s business, financial condition and operating results, as well as the market price of its common shares.

Ratings with respect to claims paying ability and financial strength are important factors in maintaining customer confidence in the combined entity and its ability to market reinsurance products and compete with other reinsurance companies. Rating organizations regularly analyze the financial performance and condition of insurers and reinsurers.

On July 6, 2009, Standard & Poor’s Financial Services, which we refer to as “S&P,” and Fitch Ratings, which we refer to as “Fitch,” affirmed PartnerRe’s ratings but revised their outlook to negative from stable, with S&P citing concerns about potential integration risks (including PartnerRe’s ability to integrate the culture and risk management cultures of both organizations) as well as potential earnings dilution and Fitch citing uncertainty over whether the combined entity will generate returns and stability of returns that are commensurate with those required at PartnerRe’s current rating level. Moody’s Investor Service, which we refer to as “Moody’s” and A.M. Best Company, which we refer to as “A.M. Best,” also affirmed PartnerRe’s credit ratings, with A.M. Best citing enhanced geographic scope and operating scale, Paris Re’s strong balance sheet and treaty overlap risks.

Following the transactions, any significant ratings downgrades, or the potential for any significant ratings downgrades, of PartnerRe or its subsidiaries (including the newly acquired Paris Re reinsurance operating companies) could adversely affect the combined entity’s ability to market and distribute products and services and successfully compete in the marketplace, which could have a material adverse effect on its business, financial condition and operating results, as well as the market price for PartnerRe common shares. Management believes ratings below A-, or its equivalent, from the various rating agencies could lead to modification of certain contracts or make it more difficult for PartnerRe to obtain new business.

PartnerRe and Paris Re may lose employees due to uncertainties associated with the transactions and may not be able to hire qualified new employees.

The success of the transactions will depend in part upon Paris Re’s and, after the transactions, the combined entity’s ability to retain key Paris Re employees. Competition for qualified personnel can be intense. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined entity. Accordingly, no assurance can be given that Paris Re or the combined entity will be able to retain key Paris Re employees to the same extent that Paris Re has been able to do so in the past or attract new employees.

Risk Factors Relating to the Transactions

The total number of PartnerRe common shares to be issued in connection with the transactions is variable.

Assuming the base case assumptions described under “Transaction Description—Ownership of PartnerRe Following the Transactions,” PartnerRe will issue approximately 26.7 million PartnerRe common shares to holders of Paris Re securities in connection with the transactions if they are completed in their entirety (including approximately 1.1 million PartnerRe common shares that will become subject to share options and restricted share units to acquire PartnerRe common shares upon the conversion of Paris Re share options and restricted share units pursuant to the merger or that may be issuable under liquidity agreements entered into with French employees, in each case, as described under “Transaction Description—Treatment of Paris Re Options, Restricted Share Units and Warrants”. The actual number of PartnerRe common shares issued in the transactions and the relative ownership of the current Paris Re and PartnerRe shareholders after the completion of the transactions could be more or less if the actual facts differ from the base case assumptions, including if (i) in addition to the PartnerRe common shares issued in connection with the transactions, additional Paris Re common shares or PartnerRe common shares are issued prior to the completion of the transactions (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for Paris Re common shares or PartnerRe common shares), in each case, in accordance with the limitations set forth in the transaction agreement, (ii) PartnerRe acquires less than all of the outstanding Paris Re warrants in the transactions, (iii) the per share consideration and per warrant consideration are adjusted upwards or downwards pursuant to the tangible book value per share adjustment, or (iv) for purposes of the post-block purchase closing dividend adjustment, PartnerRe declares one or more dividends on the PartnerRe common shares with a record date between the closing of the block purchase and the exchange offer, in which case the increase in the number of PartnerRe common shares issued will be determined based on the formula described above under “Transaction Description—Post-Block Purchase Closing Dividend Adjustment” and would be dependent on both the aggregate amount of dividends so declared as well as the average price per PartnerRe common share during the applicable measurement period.

For more detail on these adjustments, see “Transaction Description—Tangible Book Value Per Share Adjustment and Termination Right” and “Transaction Description—Post-Block Purchase Closing Dividend Adjustment.”

The integration of PartnerRe and Paris Re following the transactions may present significant challenges.

PartnerRe may face significant challenges, including technical, accounting and other challenges, in combining Paris Re’s operations into PartnerRe’s operations in a timely and efficient manner and in retaining key personnel of PartnerRe and Paris Re. Furthermore, management resources may be diverted for an extended period of time to accomplish this combination. The failure to successfully integrate PartnerRe and Paris Re and to successfully manage the challenges presented by the integration process may result in PartnerRe not achieving the anticipated benefits of the transactions.

PartnerRe and Paris Re will incur transaction, integration and restructuring costs in connection with the transactions.

PartnerRe and Paris Re expect to incur costs associated with transaction fees and other costs related to the transactions. Specifically, PartnerRe expects to incur approximately $20 million for transaction costs related to the transactions, of which costs, approximately $10 million have been expensed through June 30, 2009, and the remainder of which costs will be expensed as incurred. Paris Re expects to incur approximately $15 million for transaction costs related to the transactions (including approximately $0.70 million of expenses incurred by the block sellers that will be reimbursed by Paris Re), of which costs of approximately $12.9 million have been expensed through June 30, 2009, and the remainder of which costs will be expensed as incurred. In addition, PartnerRe will incur integration and restructuring costs following the completion of the transactions as it integrates the businesses of Paris Re with those of PartnerRe. Although PartnerRe expects that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, integration and restructuring costs over time, PartnerRe cannot give any assurance that this net benefit will be achieved in the near term, if at all. Furthermore, if the share capital repayment is not paid in full immediately prior to the closing of the block purchase due to, among other things, the failure of Paris Re to obtain the required regulatory approvals, PartnerRe may be obligated to fund an intercompany loan to enable Paris Re to pay the share capital repayment (or any remaining portion thereof), which may limit our ability to use our cash in other areas of our business or for other purposes. In addition, if PartnerRe has issued promissory notes to the block sellers and the post-announcement sellers as a result of the share capital repayment not being paid in full at the closing of the block purchase, PartnerRe may be obligated to repay these promissory notes at a time when it does not have access to Paris Re’s cash.

PartnerRe and Paris Re must obtain various governmental, regulatory and other consents to complete the transactions, which, if delayed, not granted, or granted with unacceptable conditions, may jeopardize or delay the completion of the transactions, result in additional expenditures or resources and/or reduce the anticipated benefits of the transactions.

The parties must obtain certain approvals and consents in a timely manner from governmental agencies, including in the United States, Bermuda, Canada, Singapore, France, Switzerland and the European Union prior to the completion of the transactions. If the parties do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the transaction documents, then the parties may not be obligated to complete the transactions. The governmental agencies from which the parties will seek these approvals have broad discretion in administering the governing regulations. As a condition to the approval of the transactions, these agencies may impose terms, conditions, obligations or restrictions that could negatively affect the way the combined entity conducts business following the transactions. The terms, conditions, obligations or restrictions of such approvals could jeopardize or delay the completion of the transactions.

Pursuant to the transaction agreement, PartnerRe has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the transaction agreement and the block purchase agreement as promptly as reasonably practicable, including using reasonable best efforts to effect all necessary filings with and obtain and maintain necessary approvals and confirmations from governmental authorities. However, nothing in the transaction agreement will require PartnerRe to accept a “burdensome condition” (within the meaning of the transaction agreement) or permit Paris Re, without PartnerRe’s consent, to take certain actions that would reasonably be expected to materially reduce or materially and negatively interfere with the benefits to be recognized by PartnerRe and its subsidiaries in the transactions. If any governmental agency were to seek to impose any material term, condition, obligation or restriction in order to obtain any approval required to complete the transactions that does not rise to the level of a burdensome condition or PartnerRe were otherwise to agree to such a term, condition, obligation or restriction, these terms, conditions, obligations or restrictions could adversely affect the ability to integrate Paris Re’s operations into PartnerRe’s operations or could reduce the anticipated benefits of the transactions.

This could result in a significant and negative effect on the parties’ respective businesses, financial condition and operating results following the transactions, as well as on the market value of the combined entity’s common shares after the transactions. See “Transaction Description—Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the transactions.

The exchange offer will be subject to certain conditions under French law including the approval of the French market authority and favorable opinion of an independent expert on the fairness of the exchange offer to holders of Paris Re common shares and Paris Re warrants. A delay or failure in obtaining such approval or opinion would adversely affect the successful completion of the exchange offer and the merger.

The exchange offer requires the approval of the Autorité des Marchés Financiers, the French market authority, which we refer to as the “AMF.” As a condition to such approval, the AMF will require, among other things, the listing of the PartnerRe common shares on Euronext Paris and the existence of a certain level of liquidity with respect to the PartnerRe common shares. It is possible that PartnerRe may not be able to obtain a listing on Euronext Paris in a timely matter, or at all. It is also possible that PartnerRe may be unable to satisfy the AMF’s liquidity requirement with respect to PartnerRe’s common shares. If PartnerRe were unable to satisfy this liquidity requirement or obtain the listing of the PartnerRe common shares on Euronext Paris, the AMF may require PartnerRe, as a condition to conducting the exchange offer, to offer to the holders of Paris Re common shares participating in the exchange offer the option to receive cash instead of PartnerRe common shares. Should the AMF impose this cash alternative requirement, or should PartnerRe’s common shares not be approved for listing on Euronext Paris or another European Union stock exchange, one of the conditions to PartnerRe’s obligations to commence the exchange offer would not be satisfied.

In the event that PartnerRe were to assert either of these unsatisfied conditions and not commence the exchange offer, PartnerRe or Paris Re would have the right to terminate the transaction agreement five months after the closing of the block purchase. If the transaction agreement were to be terminated, PartnerRe would continue to hold the Paris Re common shares that it already acquired in the pre-announcement purchases, the block purchase and the post-announcement purchases. However, in such context, PartnerRe would be subject to the provisions of applicable law requiring PartnerRe to operate Paris Re’s business in the best interests of all its shareholders, which may adversely affect the ability of PartnerRe to successfully integrate Paris Re’s business with that of PartnerRe’s and may limit the ability of PartnerRe to influence or exert control over Paris Re’s business. See “—Failure to complete any or all of the transactions may have an adverse effect on PartnerRe” below.

Furthermore, an “independent expert” must favorably opine on the fairness of the exchange offer to the holders of Paris Re common shares and Paris Re warrants (other than PartnerRe). If the independent expert were not willing to grant such an opinion on the terms of the exchange offer proposed, this could similarly jeopardize or delay the completion of the transactions as it may likewise result in one of the conditions to PartnerRe’s obligations to commence the exchange offer not being satisfied.

The dilution of the ownership and voting interest of PartnerRe shareholders as a result of the issuance of PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares to the holders of Paris Re securities in connection with the transactions may be greater than anticipated.

Following the completion of the transactions, holders of Paris Re common shares and Paris Re warrants who receive PartnerRe common shares in connection with the transactions will represent approximately 31.1% of PartnerRe’s outstanding common shares based on the base case assumptions described under “Transaction Description—Ownership of PartnerRe Following the Transactions.” This percentage could, under certain circumstances, be greater as described in that section.

Following the transactions, the former holders of Paris Re securities may be able to significantly influence PartnerRe.

After the completion of the transactions in their entirety, former holders of Paris Re common shares and Paris Re warrants would collectively own approximately 31.1% of the total number of PartnerRe common shares outstanding following the completion of the transactions assuming the base case assumptions described above under “Transaction Description—Ownership of PartnerRe Following the Transactions.” This percentage could, under certain circumstances, be greater, as described in that section. The block sellers will be subject to the terms of their respective investor agreements, which, among other things, impose certain standstill limitations and vote neutralization provisions on the block sellers as well as certain restrictions on the ability of the block sellers to transfer PartnerRe common shares to certain persons who are, or would become as a result of such transfer, significant holders of PartnerRe common shares. Furthermore, based on the ownership information as to PartnerRe and Paris Re shareholders available to PartnerRe as of the date of this Form 8-K, following the consummation of the transactions, no current holder of Paris Re securities will own 6% or more of the total outstanding PartnerRe common shares. Any person who seeks in the future to own 10% or more of such shares (whether alone, as part of a group or otherwise in concert with others) may be required to obtain regulatory approvals prior to acquiring the shares. Moreover, pursuant to PartnerRe’s Bye-Laws, no person is permitted to own, control or vote more than 9.9% of the outstanding shares of PartnerRe, unless such restriction is waived by PartnerRe’s board of directors. Nevertheless, former holders of Paris Re securities, as a group, may be able to exercise substantial influence on the election of directors and other matters submitted for approval by holders of PartnerRe’s common shares. This potential concentration of ownership of PartnerRe’s common shares may make it difficult for PartnerRe’s other shareholders to successfully approve or defeat matters submitted for shareholder action. It may also have the effect of delaying, deterring or preventing a change in control of PartnerRe without the consent of the former holders of Paris Re securities.

The market price of PartnerRe’s common shares may decline as a result of the transactions.

In connection with the transactions, based on the base case assumptions described under “Transaction Description—Ownership of PartnerRe Following the Transactions,” PartnerRe will issue approximately 26.7 million PartnerRe common shares to holders of Paris Re securities upon the completion of the transactions in their entirety (including approximately 1.1 million PartnerRe common shares that will become subject to share options and restricted share units to acquire PartnerRe common shares upon the conversion of Paris Re share options and restricted share units pursuant to the merger or that may be issuable under liquidity agreements entered into with French employees, in each case, as described under “Transaction Description—Treatment of Paris Re Share Options, Restricted Share Units and Warrants”. Upon the receipt of PartnerRe common shares in the transactions, former holders of Paris Re securities, including the block sellers, the pre-announcement sellers and post-announcement sellers, may seek to sell or liquidate their PartnerRe common shares shortly thereafter to, among other reasons, take advantage of the significantly more liquid trading market for PartnerRe common shares as compared with the existing trading market for Paris Re common shares. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of PartnerRe common shares, may affect the market for, and the market price of, PartnerRe’s common shares in an adverse manner. In addition, the market price of PartnerRe’s common shares may decline following the closing of one or more of the transactions for a number of reasons, including if the integration of Paris Re’s business is delayed or unsuccessful, if the completion of the exchange offer or merger is significantly delayed or appears unlikely to occur or the combined entity does not achieve the anticipated financial and strategic benefits of the combination as rapidly or to the extent anticipated by stock market analysts or investors. The closing price of PartnerRe’s common shares was $64.60 on July 2, 2009, the last day of trading in the United States prior to the announcement of the proposed transactions. Since that date, PartnerRe’s common shares have fluctuated from a low of $61.24 to a high of $69.99. On August 7, 2009, the closing price of PartnerRe’s common shares was $69.62.

Whether or not the transactions are completed, the fact that the transactions are pending could cause disruptions in the businesses of PartnerRe and Paris Re, which could have an adverse effect on their businesses and financial results.

These disruptions could include the following:

•

current and prospective employees may experience uncertainty about their future roles with the combined entity, which might adversely affect PartnerRe’s and Paris Re’s ability to retain or attract key managers and other employees;

•	subject to the terms of their contracts, current and prospective customers of PartnerRe or Paris Re may choose to discontinue purchasing from either company or choose another supplier; and

•	the attention of management of each of PartnerRe and Paris Re may be diverted from the operation of the businesses toward the completion of the transactions.

Failure to complete any or all of the transactions may have an adverse effect on PartnerRe.

The transaction documents contain a number of conditions which must be satisfied or waived prior to the closing of the block purchase and the commencement of the exchange offer. PartnerRe cannot assure you that these conditions will be satisfied or waived, and consequently whether all of the transactions will be completed.

In anticipation of the completion of the transactions and in an attempt to increase the likelihood of acquiring at least 90% of the outstanding Paris Re common shares in order to be able to consummate the merger under Swiss law, PartnerRe has acquired approximately 6.1% of the outstanding Paris Re common shares. If the block purchase is not completed for any reason, PartnerRe anticipates that it would reevaluate its current investment in Paris Re. Any decision by PartnerRe to dispose of some or all of its Paris Re common shares would need to take into consideration the fairly illiquid nature of the public trading market for the Paris Re common shares, which could have an adverse effect on the market price for or ability of PartnerRe to sell such Paris Re common shares.

In addition, it is possible for the block purchase to be completed, but for the exchange offer and merger to fail to be completed. Since the conditions of the respective transaction documents are not identical, this could occur, for example, if every condition of the block purchase agreement were satisfied, but one or more conditions to the commencement of the exchange offer were not satisfied or waived. Similarly, it is possible for the block purchase and exchange offer to be completed, but for the merger to not occur because, for example, PartnerRe does not own, directly, or indirectly, at least 90% of the outstanding Paris Re common shares following the settlement of the exchange offer. This risk could be heightened if the Paris Re board of directors were to, in accordance with the limitations contained in the transaction agreement, withdraw or modify its recommendation relating to exchange offer in a manner adverse to PartnerRe, which could have the effect of discouraging a significant number of the remaining holders of Paris Re common shares and holders of Paris Re warrants from tendering in the exchange offer.

Failure to complete any or all of the transactions may have an adverse effect on PartnerRe’s results of operations, financial condition and business. If any or all of the transactions are not completed, the price of PartnerRe common shares may decline, PartnerRe may not be able to fully integrate Paris Re’s business and PartnerRe will still be required to pay its costs incurred in connection with the transactions.

The transaction agreement limits PartnerRe’s ability to pursue alternatives to the transactions.

The transaction agreement contains detailed provisions that restrict the ability of PartnerRe, its subsidiaries and advisors to initiate or take any action to facilitate or encourage the submission of any third party proposals that could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by the block purchase agreement and the transaction agreement or otherwise engage in any discussions or negotiations relating to such an alternative transaction. Although PartnerRe’s board of directors is permitted to change its recommendation if required by its fiduciary duties under Bermuda law, such a change in its recommendation gives Paris Re the right to terminate the transaction agreement and receive a termination fee of $75 million. In addition, a $75 million termination fee would also be payable by PartnerRe if either PartnerRe or Paris Re terminates the agreement in the event that PartnerRe’s shareholders fail to approve the share issuance proposal and, unless the relevant condition is waived pursuant to the block purchase agreement, the board size proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PartnerRe Ltd. (Registrant)

Date: August 10, 2009	By:	/s/ Amanda E. Sodergren
Name: Amanda E. Sodergren Title: Chief Legal Counsel